Exhibit 21

SUBSIDIARIES OF REGISTRANT

The following are wholly-owned subsidiaries of the Company:

Broda Enterprises Inc. (a Canadian corporation); Broda Enterprises USA, Inc. (A Utah corporation); DO Group Holding, Inc. (a Utah corporation); Mity Fence Systems, Inc. (a Utah corporation); and Mity-Lite, Inc. (a Utah corporation).